Exhibit 99.1

      The Allied Defense Group Announces First Quarter Financial Results

          Company Records Eighteenth Consecutive Profitable Quarter

    VIENNA, Va., May 5 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces first quarter financial results for the period ending March 31, 2004.

    First Quarter Results -- For the three months ended March 31, 2004, Allied earned $0.7 million, or $0.13 a share fully diluted, on revenues of $34.5 million, compared to earnings of $3.9 million, or $0.68 a share fully diluted, on revenues of $42.7 million, for the same period in 2003. This marks the Company's eighteenth consecutive profitable quarter.

    Revenue -- Revenue for the three months ended March 31, 2004 decreased 19%, primarily due to less production activity on a Foreign Military Sales
(FMS) contract awarded in 2002 for the benefit of one of MECAR's traditional customers. The VSK Group continues to match its record results from 2003; sales at the VSK Group increased 28% as a result of the continued expansion of its distribution network throughout Europe.

    Earnings Per Share -- Diluted earnings per share for the three months ended March 31, 2004 was $0.13, compared to $0.68 per share for the same period in 2003. The decrease is principally due to an 81% earnings decrease at MECAR from the similar period last year. Profits from Allied's European subsidiaries, which were positively impacted by the increased value of the Euro, were offset by losses of $0.69 million with the domestic operations which were unchanged from the same period last year.

    Backlog -- Backlog as of March 31, 2004 was approximately $112.7 million, compared to $115.4 million as of December 31, 2003. The March 31, 2004 and December 31, 2003 amounts include an unfunded portion of approximately $12 million from a U.S. government agency that awarded NS Microwave a multi-year IDIQ contract in 2003. In the first quarter, Allied booked new orders of $31.8 million.

    SG&A/R&D -- SG&A/R&D expenses for the three months ended March 31, 2004 were $1.6 million higher compared to the corresponding period a year ago.
SG&A was affected by the stronger Euro relative to the dollar -- the Dollar was 14% weaker than the same period last year. The Company experienced an 83% increase in R&D costs that were spread across each of the business units except NS Microwave, where expenditures decreased by 44%. Other expenses increased significantly between periods due to higher finance related charges at MECAR. R&D increased by $0.98 million or 169% since March 31, 2003 to $1.6 million as of March 31, 2004.


                        The Allied Defense Group, Inc.
         (All amounts in thousands of U.S. Dollars except share data)


    Income Statement                             Three Months Ended March 31,
                                                      2004           2003

    Revenue                                       $   34,468     $   42,657
    Cost of Sales                                    (24,310)       (28,914)
                      Gross Margin                $   10,158     $   13,743
                                                   29.5%          32.2%
    SG&A/R&D                                           8,207          6,625
                  Operating Income                $    1,951     $    7,118
                                                    5.7%          16.7%
    Other Income/(Expense)                        $     (727)    $     (311)
    Taxes                                               (480)        (2,873)
                        Net Income                $      744     $    3,934
                                                    2.2%           9.2%
    Weighted Shares
      Basic                                        5,551,399      5,479,125
      Fully Diluted                                5,744,163      5,919,028
    Earnings Per Share
      Basic                                       $     0.13     $     0.72
      Fully Diluted                               $     0.13     $     0.68


    Balance Sheet - Certain balance sheet data is listed below:


      Balance Sheet Data      As of March 31, 2004     As of December 31, 2003

    Current Assets                $  151,193                $  184,391
    Total Assets                  $  193,074                $  227,237
    Current Liabilities           $   77,442                $  107,511
    Working Capital               $   73,751                $   76,880
    Long Term Liabilities         $    6,859                $    9,731
    Stockholders' Equity          $  108,773                $  109,995


    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "The results for this first quarter reflect a return to a more "normal" year for Allied. The first two quarters are historically slow periods for the Company, with business expected to accelerate in the latter part of the year. However, the reverse occurred in 2003 due primarily to delivery schedules on the FMS contract, resulting in a skewed year-over-year comparison for the period. Additionally, the absence of a large order in our backlog, similar to the approximately $130 million FMS contract, translates into a more normal level of production at MECAR in 2004. We are on track for a profitable year, although on a smaller scale than in the last two years."

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)
    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.
    For more Information, please visit the Company web site: www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc.

SOURCE  The Allied Defense Group, Inc.
    -0-                             05/05/2004
    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com/
    (ADG)

CO:  Allied Defense Group, Inc.
ST:  Virginia
IN:  ARO
SU:  ERN